Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of September 8, 2023 between Repligen Corporation, a Delaware corporation (the “Company”), and Jason Garland (the “Executive”) and shall become effective on the first date of the Executive’s employment with the Company, which date is currently anticipated to be September 25, 2023 (such date, or another date if mutually agreed by the parties in writing, the “Effective Date”).

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to be employed, pursuant to the terms described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Position and Duties. The Executive shall serve as the Chief Financial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Company’s Chief Executive Officer (the “CEO”). The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing sentence, the Executive may serve on one outside board of directors, provided that such board service is approved by the Company’s Board (defined below) and does not conflict with the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. As of the Effective Date, the Executive’s annual base salary rate shall be $550,000. The Executive’s base salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. The Executive shall be eligible to receive an annual performance bonus under the Company’s Executive Incentive Compensation Plan (or such other applicable plan or program adopted by the Company) (the “Bonus Plan”). The Executive’s target annual bonus shall initially be 75% of the Base Salary. The actual bonus will be subject to the Compensation Committee’s assessment of the Executive’s performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Compensation Committee and the terms of the Bonus Plan. The annual performance bonus, if any, shall be paid between January 1 and March 15 of the calendar year following the applicable bonus year. The Board expects to review the Executive’s job performance and responsibilities on at least an annual basis and will discuss with the Executive the criteria which the Compensation Committee will use to assess the Executive’s performance for bonus purposes. The Compensation Committee also may make adjustments in the targeted amount of the Executive’s annual performance bonus. Any annual bonus for the year in which the Effective Date occurs shall be prorated based on when in the year the Effective Date occurs.

(c) Signing Bonus. The Company shall pay the Executive a signing bonus of $100,000 (the “Signing Bonus”) in a lump sum within 30 days after the Effective Date.

(d) Initial and 2024 Equity Awards.

(i) Subject to Compensation Committee approval, the Company shall grant the Executive an option to purchase shares of the Company’s Common Stock (the “Option Grant”), and a restricted stock unit award (the “RSU Grant” and collectively with the Option Grant, the “Initial Equity Awards”)) under the Company’s 2018 Stock Option and Incentive Plan (as may be amended from time to time, the “Plan”). The aggregate grant date fair value of the Initial Equity Awards shall be $1.75 million and shall be split equally (based on grant date fair value, with the grant date fair value of the Option Grant determined using a Black-Scholes methodology and the Company’s customary assumptions therefor)

between the Option Grant and the RSU Grant. The Initial Equity Awards shall vest and become exercisable or nonforfeitable (as applicable) in equal installments on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company through the applicable vesting date. The Initial Equity Awards shall be subject to the terms and conditions set forth in the Plan and in the Stock Option Agreement and Restricted Stock Unit Award Agreements memorializing the terms of the Initial Equity Awards.

(ii) Subject to Compensation Committee approval and the Executive’s continued employment as Chief Financial Officer through the grant date, the Company shall grant the Executive an annual equity award for 2024 in connection with the Executive’s role as Chief Financial Officer, with 50% of the grant in the form of time-based restricted stock units, 25% of the grant in the form of options to purchase the Company’s Common Stock and 25% of the grant in the form of performance-based restricted stock units (in each case, based on grant date fair value) (collectively, the “2024 Equity Awards”). The 2024 Equity Awards will be awarded when annual equity awards are granted to other senior executives of the Company. The aggregate grant date fair value of the 2024 Equity Awards shall be $875,000. The 2024 time-based restricted stock units and 2024 stock option grant shall vest and become exercisable or nonforfeitable (as applicable) in equal installments on each of the first, second and third anniversaries of the grant date, subject to Executive’s continued employment with the Company through the applicable vesting date. The 2024 performance-based restricted stock units will be earned and vest based upon the achievement of performance criteria to be discussed with the Executive and determined by the Compensation Committee, subject to the Executive’s continued employment with the Company through the applicable vesting date(s). The 2024 Equity Awards shall be subject to the terms and conditions set forth in the Plan and the stock option agreement and time- and performance-based restricted stock unit award agreements.

(e) Additional Equity Awards. The Executive may be eligible to receive additional incentive equity awards under the Company’s executive incentive plans or programs (each such plan or program, an “LTI Plan”). Any actual awards under any LTI Plan (“LTI Awards”) are discretionary and will be subject to the Board’s assessment of the Executive’s performance, as well as business conditions at the Company. Any LTI Awards will be subject to approval by and adjustment at the discretion of the Compensation Committee and the terms of any applicable LTI Plan. The Executive will be eligible to participate in the Company’s equity incentive program as may be in effect from time to time in accordance with the terms determined by the Compensation Committee.

(f) Position location, Relocation and Associated Expenses.

(i) The location of the position is in Repligen’s Global headquarters in Waltham, Massachusetts, and as such, the Executive will spend approximately 80% of his working time present at this location.

(ii) To facilitate this transition to the Boston area, the Company shall pay the Executive an initial lump sum stipend equal to $32,000 (net, after applicable taxes have been withheld), (the “Initial Relocation Stipend”). The Company shall pay the Initial Relocation Stipend by no later than 30 days following the Effective Date. If Executive does not demonstrate the required presence in Waltham, Massachusetts, over any rolling six (6) month period, if Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall repay the entire Initial Relocation Stipend to the Company by no later than 14 days after the Date of Termination.

(iii) As the Executive intends to relocate the Executive’s primary residence from Texas to the Boston, Massachusetts area (the “Relocation”), the Company shall pay Executive an additional lump sum relocation stipend equal to $118,000 (net, after applicable taxes have been withheld), if Relocation is completed prior to August 1, 2024 (the “Additional Relocation Stipend”). The date the Relocation occurs is the “Relocation Date.” Subject to the foregoing conditions, the Company shall pay the Additional Relocation Stipend by no later than 30 days following the Relocation Date. The date the Company pays the Additional Relocation Stipend is the “Payment Date.” If Executive’s employment is terminated by the Company for Cause or if Executive resigns without Good Reason, in either event within the 12 months following the Payment Date (the “Payment Anniversary”), the Executive shall repay a prorated portion of the Additional Relocation Stipend, after taxes (prorated by

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multiplying the Additional Relocation Stipend amount by a fraction, the numerator of which is the number of days between the Date of Termination (as defined below) and the Payment Anniversary and the denominator of which is 365) to the Company by no later than 14 days after the Date of Termination.

(g) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the term of his employment and in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(h) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans, which benefits include, but are not limited to, medical, dental and vision care coverage, short- and long-term disability and life insurance, and participation in the Company’s 401(k) plan.

(i) Vacations. The Executive shall be entitled to paid time off (vacation/personal days) each year in accordance with the Company’s vacation policy as in effect from time to time.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” is defined in the Severance Plan.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” is defined in the Severance Plan.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination in accordance with Section 6(f) of the Severance Plan.

(g) Date of Termination. “Date of Termination” is defined in the Severance Plan.

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4. Compensation Upon Termination. As of the Effective Date, the Executive shall be eligible as an “NEO Participant” under the Repligen Corporation Amended And Restated Severance And Change In Control Plan (such Plan as in effect from time to time is the “Severance Plan.”) The current version of the Severance Plan is attached hereto as Exhibit A.

5. Confidential Information, Invention Assignment, Noncompetition, Nonsolicitation and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 5(b) (“Confidentiality”).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Invention Assignment. While employed by the Company and when the Executive ceases to be employed by the Company for any reason, the Executive promptly and fully shall disclose in writing to the Company and hold in trust for the sole right and benefit of the Company, all ideas, plans, designs, methods, scripts, concepts, recordings, techniques, discoveries, inventions, developments, improvements, trade secrets, advertising and promotional materials, computer systems, programs, software, source codes, and object codes, specifications, and other proprietary data, records, knowledge, and information that the Executive solely or jointly knows, creates, conceives, develops, or reduces to practice while employed by the Company, if and to the extent they (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to the Executive by the Company or the work performed by the Executive for the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Intellectual Property”), whether or not patentable or capable of copyright or trademark registration, and whether or not created, conceived, developed, or reduced to practice during normal working hours, at the request of the Company, or before or after the execution date of this Agreement. By executing this Agreement, the Executive acknowledges that all work performed by the Executive is on a “work for hire” basis, and Executive assigns and transfers unconditionally all of the Executive’s right, title, and interest in and to all Intellectual Property to the Company. While employed by the Company and at all times thereafter, the Executive shall do all things, and execute all documents, including applications for patents, copyrights, and trademarks, and for renewals, extensions, and divisions thereof, that the Company may request to create, enforce, or evidence the Company’s rights to any Intellectual Property. If the Company is unable for any reason whatsoever to obtain the Executive’s signature or assistance, the Executive irrevocably appoints the Company, and each of its officers, as the Executive’s agent and attorney-in-fact, with full power of substitution, to sign, execute, and file in the name and behalf of Employee any document required to prosecute or apply for any foreign or United States patent, copyright, trademark, or other proprietary protection, including renewals, extensions, and divisions, and to do all other lawful acts to further the issuance or prosecution of a patent, copyright, trademark, or other proprietary protection, all with the same legal force and effect as if done or executed by the Executive. To preclude any possible uncertainty, if there are any intellectual property rights that the Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the

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commencement of the Executive’s employment with the Company that the Executive considers to be the Executive’s property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”), the Executive has provided the Company with a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause the Executive to violate any prior confidentiality agreement, the Executive understands that the Executive is not to list such Prior Inventions but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which the Executive is named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), the Executive has also provided a list of those Other Patent Rights to the Company. If no such disclosure is provided to the Company, the Executive represents that there are no Prior Inventions or Other Patent Rights. If, in the course of the Executive’s employment with the Company, the Executive incorporates a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense directly and indirectly through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, the Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company Intellectual Property without the Company’s prior written consent

(d) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(e) Noncompetition and Nonsolicitation. The Executive understands that the restrictions set forth in this Section 5(e) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(i) During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination (the “Noncompete Restricted Period”), the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). Notwithstanding this foregoing Section 5(e)(i), the Executive shall not be subject to the restrictions of this Section 5(e)(i) after the Executive’s employment with the Company ends (nor entitled to the Noncompetition Consideration set forth below) if the Company terminates the Executive’s employment without Noncompete Cause or lays the Executive off. For its part, the Company agrees to provide the Noncompetition Consideration to the Executive in exchange for the Executive’s post-employment obligations under this Section 5(e)(i); provided that the Company may waive its rights under this Section 5(e)(i) and in such event, the Company shall not be obligated to provide the Noncompetition Consideration. The Executive acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. The Executive further acknowledges and agrees that any payments the Executive receives pursuant to this Section 5(e)(i) shall reduce (and shall not be in addition to) any severance or separation pay that the Executive is otherwise entitled to receive from the Company pursuant to an agreement, plan (including the Severance Plan referred to in this Agreement) or otherwise. Notwithstanding the foregoing, the Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. The Executive acknowledges and agrees that (A) the Executive received this Agreement at least ten (10) business days before the commencement of the Executive’s employment with the Company; and (B) the Executive has been advised by the Company that the Executive has the right to consult with counsel prior to signing this Agreement.

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(ii) Certain Definitions

(A) “Competing Business” shall mean any business that develops, sells or markets:

(1) Upstream process intensification tools, downstream chromatography systems, downstream filtration systems, and/or consumables (including affinity ligands, analytics with a focus on in-line analytics and fluid management consumables); and/or

(2) Any other products or technologies, including bioprocess products or technologies, developed or acquired, or those that are in the formative stage of being developed or acquired, by Company during the time period it employed the Executive.

(B) “Noncompete Cause” shall mean a reasonable and good faith basis for the Company to be dissatisfied with the Executive’s job performance, the Executive’s conduct or the Executive’s behavior.

(C) “Noncompetition Consideration” shall mean of payments to the Executive for the post-employment portion of the Noncompete Restricted Period (but for not more than twelve (12) months following the end of the Executive’s employment) at the rate of 50% of the highest annualized base salary paid to the Executive by the Company within the two-year period preceding the last day of the Executive’s employment.

(iii) During the Executive’s employment with the Company and for 24 months thereafter, regardless of the reason for the termination, the Executive: (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment or engagement with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.

(f) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(g) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this subsection.

(h) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 6 (“Arbitration of Disputes”) of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

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(i) Protected Disclosures. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

(j) Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section shall be specifically enforceable. Notwithstanding the foregoing, this Section shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section.

7. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 6 (“Arbitration of Disputes”) of this Agreement, the parties hereby waive any right to a jury with respect to such action and consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

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9. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Indemnification and D & O Insurance. The Executive shall be entitled to benefit from the Company’s officer indemnification agreements and insurance coverage to the same extent as other senior executive officers of the Company (including the right to such coverage or benefit following the Executive’s employment to the extent liability continues to exist).

12. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. The Company and the Executive acknowledge and agree that the Company may unilaterally waive the Executive’s post-employment noncompetition obligations under Section 5(e)(i), and in the event of such a waiver, the Company is not required to pay the Executive any post-employment Noncompetition Consideration under this Agreement. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the Company’s CEO or Chairperson of the Board.

18. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity.

21. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Remainder of Page Intentionally Left Blank]

9

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

REPLIGEN CORPORATION

/s/ Anthony Hunt
By: Anthony Hunt
Its: Chief Executive Officer

EXECUTIVE

/s/ Jason Garland
Jason Garland

Exhibit A: Current Severance Plan

REPLIGEN CORPORATION

AMENDED AND RESTATED

SEVERANCE AND CHANGE IN CONTROL PLAN

Repligen Corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, as is the case with many publicly held corporations, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 1 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the Repligen Corporation Amended and Restated Severance and Change in Control Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Eligible Participants (as defined in Section 1 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Eligible Participants’ employment with the Company.

1.	Definitions.

(a) “Accelerated Vesting Date” means the later of the (i) Eligible Participant’s Date of Termination, or (ii) effective date of the Eligible Participant’s Separation Agreement and Release.

(b) “Accrued Benefits” means any earned but unpaid salary, unpaid expense reimbursements and accrued but unused vacation or paid time off, if applicable, which amounts shall be paid to the Eligible Participant within the time required by law but in no event more than 30 days after the Date of Termination.

(c) “Administrator” means the Board or the Compensation Committee of the Board.

(d) “Base Salary” means the higher of the Eligible Participant’s annual base salary in effect immediately prior to (i) the Eligible Participant’s Date of Termination or (ii) the Change in Control.

(e) “Cause” means: (i) conduct constituting a material act of misconduct in connection with the performance of the Eligible Participant’s duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) non-performance of the Eligible Participant’s duties to the Company (other than by reason of the Eligible Participant’s physical or mental illness, incapacity or disability) or repeated violations of the Eligible Participant’s material responsibilities and material duties as determined in good faith by the Company and which has continued for more than 30 days following written notice, which notice shall specify in reasonable detail the performance problems and the actions required to cure such performance problems; (iv) a breach by the Eligible Participant of any of the material provisions contained in any written agreement by and between the Eligible Participant and the Company that, if curable, is not cured within 30 days after the Company notifies the Eligible Participant in writing that it believes the Eligible Participant has breached such material provision, which notice shall specify in reasonable detail such breach and the actions required to cure such breach; (v) the Eligible Participant’s material violation of any of the Company’s written employment policies that has continued for more than 30 days following written notice thereof, which notice shall specify in reasonable detail such violation and the actions required to cure such violation; or (vi) the Eligible Participant’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the Eligible Participant’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(f) “Change in Control” means a Sale Event, as defined in the Company’s 2018 Stock Option and Incentive Plan, as amended from time to time.

(g) “Change in Control Period” means the two-year period immediately following a Change in Control.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Date of Termination” means the date that an Eligible Participant’s employment with the Company (or any successor) ends. Notwithstanding the foregoing, an Eligible Participant’s employment shall not be deemed to have been terminated solely as a result of the Eligible Participant becoming an employee of any subsidiary of the Company or any direct or indirect successor to the business or assets of the Company.

(j) “Eligible Participants” means those executives or employees designated as such by the Administrator in its sole discretion, who are listed in Schedule C, attached hereto, as such schedule is amended by the Administrator from time to time, and who meet the eligibility requirements set forth in Section 3 of this Plan.

(k) “Equity Awards” means all Stock Options, Time-Based Awards and Performance-Based Awards held by the Eligible Participants.

(l) “Executive Team Participant” means each Eligible Participant who is not an NEO Participant who meets the eligibility requirements set forth in Section 3 of this Plan.

(m) “Good Reason” means that the Eligible Participant has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in the Eligible Participant’s base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a material diminution in the Eligible Participant’s authority, duties, or responsibilities; (iii) a material change in the geographic location of the Company office where the Eligible Participant is principally employed and required to perform services for the Company, except for required travel on the Company’s business to an extent substantially consistent with his or her present business travel obligations or the business travel obligations of any subsequent position at the Company occupied by the Eligible Participant; and (iv) any other action or inaction that constitutes a material breach by the Company of a written employment agreement between the Company and the Eligible Participant.

(n) “Good Reason Process” means that (i) the Eligible Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Eligible Participant notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) the Eligible Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; and (iv) notwithstanding such efforts, the Good Reason condition continues to exist. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. If the Company does not cure the Good Reason condition during the Cure Period, then termination for Good Reason shall be deemed to have occurred on the 31st day after the Company received notice from the Eligible Participant pursuant to clause (ii).

(o) “NEO Participant” means each Eligible Participant set forth on Schedule D attached hereto, as such schedule may be amended by the Administrator from time to time, and who meets the eligibility requirements set forth in Section 3 of this Plan.

(p) “Participation Agreement” means an agreement between an Eligible Participant and the Company that acknowledges the Eligible Participant’s participation in this Plan.

(q) “Performance-Based Awards” means all then-outstanding stock options and other stock-based awards of the Company that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the Date of Termination.

(r) “Stock Options” means all then-outstanding options to purchase common stock of the Company that are subject to time-based vesting.

(s) “Target Bonus” means the Eligible Participant’s target annual incentive compensation for the then-current year.

(t) “Time-Based Awards” means all then-outstanding stock-based awards (including restricted stock awards and restricted stock unit awards) of the Company, other than Stock Options, that are subject solely to time-based vesting.

2.	Administration of the Plan

(a) Administrator. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:

(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions;

(ii) determine which individuals are and are not Eligible Participants, determine the benefits to which any Eligible Participants may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;

(iii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A of the Code and the guidance thereunder;

(iv) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;

(v) decide all disputes arising in connection with the Plan; and

(vi) otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be conclusive and binding on all persons, including the Company and Eligible Participants.

3.	Eligibility

All Eligible Participants who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan. Notwithstanding the foregoing, the Administrator may determine at any time that an Eligible Participant should no longer be designated as such as a result of a material change in such Eligible Participant’s role, and such individual shall cease to be eligible to participate in the Plan upon the Administrator taking action by resolution to update Schedule C hereto. In addition, the Administrator may determine at any time that an NEO Participant should be instead designated as an Executive Team Participant as a result of a material change in such NEO Participant’s role, and such individual shall be Executive Team Participant and shall no longer be an NEO Participant upon the Administrator taking action by resolution to update Schedule D hereto.

4.	Termination Not in Connection with a Change in Control

If the employment of an Eligible Participant is terminated by the Company without Cause, then, in addition to the Accrued Benefits, subject to the execution of a separation agreement and release in a form and manner satisfactory to and provided by the Company that contains, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement provisions, employee and customer non-solicitation provisions that apply for two years following the Date of Termination, a non-competition provision that applies for one year following the Date of Termination, and a seven day revocation period (the “Separation Agreement and Release”), by the Eligible Participant and the Separation Agreement and Release becoming irrevocable, all within the time frame set forth in the Separation Agreement and Release but in no event to exceed 60 days from the Date of Termination, such Eligible Participant shall be entitled to receive the severance payments and benefits provided in Schedule A.

5.	Termination in Connection with a Change in Control

If the employment of an Eligible Participant is terminated by the Company (or its successor) without Cause or such Eligible Participant resigns for Good Reason, in either case during the Change in Control Period, then, in addition to the Accrued Benefits, subject to the execution of the Separation Agreement and Release by the Eligible Participant and the Separation Agreement and Release becoming irrevocable, all within the time frame set forth in the Separation Agreement and Release but in no event to exceed 60 days from the Date of Termination, such Eligible Participant shall be entitled to receive the severance payments and benefits provided in Schedule B. The provisions of this Section 5 shall apply in lieu of, and expressly supersede, the provisions of Section 4 regarding severance payments and benefits upon a termination of employment, if such termination of employment occurs within the Change in Control Period. This Section 5 shall terminate and be of no further force or effect beginning immediately following the end of the Change in Control Period.

6.	General Terms and Conditions.

(a) Payments. Subject to the effectiveness of the Separation Agreement and Release, the amounts payable pursuant to this Plan shall be paid as set forth on Schedule A or Schedule B, as applicable.

(b) Tax Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.

(c) Section 409A.

(i) Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Participant’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Participant becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Eligible Participant’s separation from service, or (ii) the Eligible Participant’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(ii) The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(iii) To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Participant’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Participant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(iv) All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Eligible Participant during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(v) The Company makes no representation or warranty and shall have no liability to any Eligible Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(d) Additional Limitation.

(i) Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of any Eligible Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Eligible Participant becomes subject to the excise tax imposed by Section 4999 of the Code;

provided that such reduction shall only occur if it would result in the Eligible Participant receiving a higher After Tax Amount (as defined below) than the Eligible Participant would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(d), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Eligible Participant as a result of the Eligible Participant’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Eligible Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(d)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Participant within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Eligible Participant. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Participant.

(e) Unfunded Plan. This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Eligible Participant.

(f) Notice and Communication of Date of Termination.

(i) Notice of Termination. A termination of the Eligible Participant’s employment shall be communicated by a Notice of Termination from the Company to the Eligible Participant or vice versa in accordance with this Section 6(f).

(ii) Delivery of Notice. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to an Eligible Participant at the last address the Eligible Participant has filed in writing with the Company, or to the Company at the following physical or email address:

Repligen Corporation

Attention: Chief Human Resources Officer

41 Seyon Street, Building 1

Waltham, Massachusetts 02453

(g) No Mitigation. Eligible Participants are not required to seek other employment or to attempt in any way to reduce any amounts payable to an Eligible Participant under this Plan.

(h) Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Eligible Participants, their respective successors, executors, administrators, heirs and permitted assigns. In the event of an Eligible Participant’s death after a termination of employment but prior to the completion of all payments due to him or her under this Plan, the Company (or its successor) shall continue such payments to the Eligible Participant’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Eligible Participant fails to make such designation).

(i) Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

(j) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(k) Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including, without limitation, any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Eligible Participant.

(l) No Contract of Employment. Nothing in this Plan shall be construed as giving any Eligible Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of an Eligible Participant’s employment with the Company.

(m) Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Eligible Participant without the Eligible Participant’s written consent.

(n) Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(o) Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws of such state.

(p) Effective Date. This Plan is effective as of May 26, 2022 (the “Effective Date”).

Schedule A

Severance Benefits

In the event of a termination of an Eligible Participant’s employment under the circumstances set forth in Section 4 of the Plan, and subject to the terms and conditions of the Plan, the Eligible Participant shall be entitled to the following severance payments and benefits:

(1)

An amount equal to (i) in the case of the NEO Participants, one times the Eligible Participant’s Base Salary and (ii) in the case of the Executive Team Participants, 0.5 times the Eligible Participant’s Base Salary; provided, however that, in each case, such amount shall be reduced by an amount equal to the dollar value of the portion of the monthly premiums paid by active employees for coverage under the Company’s group health care programs multiplied by (x) 12 in the case of NEO Participants and (y) six in the case of Executive Team Participants (such amount, the “Severance Amount”);

(2)

If the Eligible Participant is enrolled in the Company’s group health care programs immediately prior to the Date of Termination and properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA premiums for the Eligible Participant and the Eligible Participant’s eligible dependents for the Severance Period (as defined below); provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Eligible Participant a taxable monthly payment in an amount equal to the COBRA premiums for the Eligible Participant and the Eligible Participant’s eligible dependents for the Severance Period. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(3)

For each NEO Participant, except as otherwise expressly provided in any applicable Equity Award agreement, effective as of the Accelerated Vesting Date, (A) 50% of the unvested portion of all Stock Options held by the NEO Participant shall immediately accelerate and become fully exercisable or nonforfeitable, (B) a pro-rata portion of Time-Based Awards shall become exercisable or nonforfeitable and (C) a pro-rata portion of all Performance-Based Awards held by the NEO Participant shall become exercisable or nonforfeitable at the end of the performance period based on actual performance through the end of the performance period (and such awards shall remain outstanding through the end of the applicable performance period). Pro-ration for purposes of this Section 3 of Schedule A shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the Date of Termination relative to the total number of full months in the vesting period or performance period, as applicable. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Stock Options and Time-Based Awards, any termination or forfeiture of unvested shares underlying such awards that could vest pursuant to this Section 3 of Schedule A and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Stock Options and Time-Based Awards do not vest pursuant to this Section 3 of Schedule A. Notwithstanding the foregoing, no additional vesting of Stock Options and Time-Based Awards shall occur during the period between the Eligible Participant’s Date of Termination and the Accelerated Vesting Date. For the avoidance of doubt, Executive Team Participants shall not be entitled to the acceleration of vesting set forth in this Section 3 of Schedule A.

The amounts payable under Section 1 of this Schedule A shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over (i) 12 months in the case of the NEO Participants and (ii) six months in the case of the Executive Team Participants (such period, the “Severance Period”), commencing on the first payroll date following the effective date of the Separation Agreement and Release and, in any case, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount to the extent it qualifies as “non- qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The amounts payable under Section 2 of this Schedule A shall be paid in a lump sum on the first payroll date following the effective date of the Separation Agreement and Release and, in any case, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such amounts to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period. Notwithstanding the foregoing, payments of the Severance Amount shall cease or shall not be paid if the Eligible Participant breaches any of the Eligible Participant’s continuing obligations under the Separation Agreement and Release.

Schedule B

Change in Control Severance Benefits

In the event of a termination of an Eligible Participant’s employment under the circumstances set forth in Section 5 of the Plan, and subject to the terms and conditions of the Plan, the Eligible Participant shall be entitled to the following severance payments and benefits:

(1)

An amount equal to (i) in the case of the NEO Participants, 1.5 times the sum of the NEO Participant’s Base Salary and Target Bonus and (ii) in the case of the Executive Team Participants, 1.0 times the Executive Team Participant’s Base Salary and Target Bonus;

(2)

An amount equal to a pro-rata portion of the Eligible Participant’s Target Bonus, with such pro-ration determined based on the number of full months elapsed in the calendar year through the Date of Termination relative to the total number of full months in the calendar year of termination;

(3)

If the Eligible Participant is enrolled in the Company’s health care programs immediately prior to the Date of Termination and properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA premiums for the Eligible Participant and the Eligible Participant’s eligible dependents for (i) 18 months in the case of the NEO Participants and (ii) 12 months in the case of the Executive Team Participants (such amounts, the “CIC COBRA Payments”); provided, however, if the Company determines that it cannot pay the CIC COBRA Payments without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Eligible Employee a taxable monthly payment in an amount equal to the COBRA premiums for the Eligible Participant and the Eligible Participant’s eligible dependents for (i) 18 months in the case of the NEO Participants and (ii) 12 months in the case of the Executive Team Participants. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(4)

Except as otherwise expressly provided in any applicable Equity Award agreement, in the event that Equity Awards are assumed, continued or substituted in the Change in Control, effective as of the Accelerated Vesting Date: (A) 100% of all Stock Options and Time-Based Awards held by the Eligible Participant shall accelerate and become fully exercisable or nonforfeitable; and (B) all Performance-Based Awards held by the Eligible Participant shall become exercisable or nonforfeitable (with performance deemed to be met at the greater of the target level of performance or the actual level of performance on the date of termination). provided, however, in the event that Equity Awards are not assumed, continued or substituted in the Change in Control, (A) 100% of all Stock Options and Time-Based Awards held by the Eligible Participant shall immediately accelerate and become fully exercisable or nonforfeitable as of the date of the Change in Control; and (B) all Performance-Based Awards held by the Eligible Participant shall become exercisable or nonforfeitable (with performance deemed to be met at the greater of the target level of performance or the actual level of performance on the date of termination) as of the date of the Change in Control. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Equity Awards, any termination or forfeiture of unvested shares underlying the Equity Awards that could vest pursuant to this Section 4 of Schedule B and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Equity Awards do not vest pursuant to this Section 4 of Schedule B. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Eligible Participant’s Date of Termination and the Accelerated Vesting Date.

The amounts payable under Sections 1, 2 and 3 of this Schedule B shall be paid on the first payroll date following the effective date of the Separation Agreement and Release and, in any case, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period.